Grant Thornton LLP
Suite 1600, Grant Thornton Place
333 Seymour Street
Vancouver, BC
V6B 0A4
T (604) 687-2711
F (604) 685-6569
www.GrantThornton.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTING FIRM

We have issued our report dated February 22, 2008, except for Note 20 which is as of April 30, 2008, with respect to the consolidated financial statements of Medical Ventures Corp. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Statement by Experts”.

Vancouver, BC	/s/ Grant Thornton LLP

August 5, 2008	CHARTERED ACCOUNTANTS